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                                                                      EXHIBIT 11


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P.H. GLATFELTER COMPANY AND SUBSIDIARIES

COMPUTATION OR EARNINGS PER SHARE
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                                                             1991           1992          1993          1994          1995
Weighted average number of common shares:
 Shares outstanding, beginning of year                   22,587,445      22,314,701    44,057,273      43,987,328    44,199,829
 Adjusted for stock split in 1992
  exclusive of shares below - applied retroactively      22,587,445      22,314,701
 Issued for employees stock purchase plans                   38,012          42,810        73,745          72,734        73,772
 Issued for stock award plan                                 40,876          41,674                        10,035
 Issued for stock option plans                                                                                            6,003
 Issued for 401(K) plan                                                                                                   1,265
 Shares of treasury stock to be issued under
  restricted stock award plan and stock option
  plans - common stock equivalents                          468,334         484,149       290,343         178,060       304,908
 Shares acquired and held in treasury                      (122,824)       (524,257)     (106,601)                     (327,103)
                                                        -----------     -----------   -----------   -------------   -----------

Total                                                    45,599,288      44,673,778    44,314,760      44,248,157    44,258,674
                                                        ===========     ===========   ===========   =============   ===========

Income (loss) before accounting changes                 $76,048,900     $56,544,143   $20,408,988   $(118,251,441)  $65,828,361

Accounting changes                                                                     (4,193,461)
                                                        -----------     -----------   -----------   -------------   -----------

Net income (loss)                                        76,048,900      56,544,143    16,215,527    (118,251,441)   65,828,361

Preferred dividends                                          (7,451)         (7,368)       (5,501)
                                                        -----------     -----------   -----------   -------------   -----------

Net income (loss) applicable to common shares           $76,041,449     $56,536,775   $16,210,026   $(118,251,441)  $65,828,361
                                                        ===========     ===========   ===========   =============   ===========

Income (loss) per common share
 before accounting changes                              $      1.67     $      1.27   $      0.46   $       (2.67)  $      1.49
                                                        ===========     ===========   ===========   =============   ===========

Net income (loss) per common share                      $      1.67     $      1.27   $      0.37   $       (2.67)  $      1.49
                                                        ===========     ===========   ===========   =============   ===========
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